Exhibit 99.1

Report by Naval Surface Warfare Center Validates Efficacy of KULR’s Battery Safety Technology

Consumer Product Safety Commission reports that KULR’s design solutions can stop fires and explosions in lithium-ion battery packs, and provides additional insights on the future of safe battery technology

SAN DIEGO, CA (December 10, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, today highlights a report conducted by the Naval Surface Warfare Center Carderock Division (NSWCCD) on the Company’s battery safety technology. The report confirms that KULR’s thermal management solutions can prevent cell-to-cell propagation. These findings mirror test results from other government and private test authorities such as NASA, which co-developed KULR’s core thermal technology.

The NSWCCD report, titled, “Emerging Energy Storage Technologies,” studied energy storage applications in consumer electronics, along with the safety concerns they pose. The newly public report, commissioned and released by the Consumer Product Safety Commission, states that:

“Incorporating a vaporizing heat sink from KULR could lead to significant mass savings and … was capable of preventing cell-to-cell propagations. … [battery] packs assembled and tested at NSWCCD with the KULR material (the Thermal Runaway Shield or “TRS”) were found to be highly effective at resisting cell-to-cell propagation when a trigger cell was externally heated to failure. Meanwhile, identical cells with identical configuration but no TRS underwent a complete cell-to-cell propagation under the same test conditions.”

Conditions such as extreme heat, bumping and jostling, short circuit, constant high-demand use, or physical damage can cause a single battery cell in a multi-cell pack to fail. When this happens, the fire and heat of that single failure often trigger failure in neighboring cells. This causes a dangerous chain reaction that causes high energy fires and explosions. According to the NSWCCD report, it is these types of runaway or propagation risks that KULR’s solutions are capable of preventing.

In addition to supporting the effectiveness of the KULR safety product(s) in lithium-ion battery packs, the report highlights storage alternatives to lithium-ion batteries such as solid state or lithium metal configurations.

The report states:

“The overall conclusion from the authors of this report is that LiB [lithium-ion batteries] are likely to maintain if not increase application in consumer electronics. For this reason, the safety of these devices may have to be engineered through secondary technologies…”

“This report is highly significant for two reasons,” said Michael Mo, CEO of KULR. “First, it shows that lithium-ion batteries will not be replaced anytime soon, which makes preventing cell-to-cell propagation fires the holy grail of battery safety. Second, the results again confirm that our design solution efficiently prevents battery packs from blowing up, which has major implications across various multi-billion-dollar market verticals.”

Bob Richard, president of Hazmat Safety Consulting, remarked, “There is a real need to improve lithium battery safety. Multiple government agencies are focused on technologies that can reduce the likelihood of battery fires in transport (e.g. aircraft cargo compartments), for energy storage, vehicle applications, and consumer electronics. The test results on KULR’s thermal management solution are quite remarkable and very encouraging.”

KULR recently announced research and design partnerships with a number of commercial partners, including Drako Motors, the super-EV; a separate Tier-1 automaker; a major power tool manufacturer; a large medical device manufacturer; a shipping container maker; and defense and aerospace agreements.

The KULR suite of thermal management and battery safety solutions have been deployed in space. In July 2020, a KULR thermal solution was part of the Mars Rover mission; another KULR product has been in use aboard the International Space Station since 2019.

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About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Relations:
Derek Newton	KULR Technology Group, Inc.
Head, Media Relations	Main: (888) 367-5559
Main: (786) 499-8998	ir@kulrtechnology.com
derek.newton@kulrtechnology.com